Exhibit 21

Subsidiaries of Mobile Mini, Inc.

Name of	Jurisdiction of	Percent
Subsidiary	Incorporation/Formation	Ownership by MMI

Mobile Mini I, Inc.	Arizona	100%
Delivery Design Systems, Inc. (1)	Arizona	100%
Mobile Mini, LLC	California	100%
Mobile Mini, LLC	Delaware	100%
Mobile Mini of Ohio LLC	Delaware	100%
Mobile Mini Holdings, Inc.	Delaware	100%

(1) An inactive corporation.

Name of	Jurisdiction of	Percent
Subsidiary	Incorporation/Formation	Ownership

Mobile Mini Texas Limited Partnership, LLP	Texas	99% - Mobile Mini Holdings, Inc. 1% - Mobile Mini I, Inc.